Exhibit (2)(j)(1)

EXECUTION COPY

BNY AND CUSTOMER CONFIDENTIAL

CUSTODY AGREEMENT

By and Between

THE BANK OF NEW YORK MELLON

And

EACH OF THE ENTITIES LISTED ON APPENDIX I HERETO

BNY AND CUSTOMER CONFIDENTIAL

TABLE OF CONTENTS

1.	DEFINITIONS		1

2.	APPOINTMENT OF CUSTODIAN; ACCOUNTS		4
	2.1	Appointment of Custodian	4
	2.2	Establishment of Accounts	5

3.	AUTHORIZED PERSONS AND INSTRUCTIONS; ELECTRONIC ACCESS		5
	3.1	Authorized Persons	5
	3.2	Instructions	5
	3.3	BNY Actions Without Instructions	6
	3.4	Funds Transfers	7
	3.5	Electronic Access	7

4.	SUBCUSTODIANS, DEPOSITORIES AND AGENTS		7
	4.1	Use of Subcustodians and Depositories	7
	4.2	Liability for Subcustodians	8
	4.3	Liability for Depositories	8
	4.4	Use of Agents	9

5.	CORPORATE ACTIONS		9
	5.1	Notification	9
	5.2	Exercise of Rights	9
	5.3	Partial Redemptions, Payments, Etc.	9

6.	SETTLEMENT		9
	6.1	Settlement Instructions	9
	6.2	Settlement Funds	10
	6.3	Settlement Practices	10

7.	TAX MATTERS		10
	7.1	Tax Obligations	10
	7.2	Payments	11

8.	CREDITS AND ADVANCES		11
	8.1	Contractual Settlement and Income	11
	8.2	Advances	11
	8.3	Payment	11
	8.4	Securing Payment	12
	8.5	Setoff	12
	8.6	Currency Conversion

9.	STATEMENTS; BOOKS AND RECORDS; THIRD PARTY DATA		12
	9.1	Statements	12
	9.2	Books and Records	13
	9.3	Third Party Data	13

10.	DISCLOSURES		14
	10.1	Required Disclosure	14
	10.2	Foreign Exchange Transactions	14
	10.3	Investment of Cash	15

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11.	REGULATORY MATTERS		15
	11.1	USA PATRIOT Act	15
	11.2	Sanctions; Anti-Money Laundering	15

12.	COMPENSATION		16
	12.1	Fees and Expenses	16
	12.2	Other Compensation	17

13.	REPRESENTATIONS, WARRANTIES AND COVENANTS		17
	13.1	BNY	17
	13.2	Customer	17

14.	LIABILITY		18
	14.1	Standard of Care	18
	14.2	Limitation of Liability	19
	14.3	Force Majeure	20
	14.4	Indemnification	20

15.	CONFIDENTIALITY		20
	15.1 Confidentiality Obligations		20
	15.2 Exceptions		21

16.	TERM AND TERMINATION		21
	16.1	Term	21
	16.2	Termination	21
	16.3	Effect of Termination	21
	16.4	Survival	21

17.	GENERAL		22
	17.1	Non-Custody Assets	22
	17.2	Assignment	22
	17.3	Amendment	23
	17.4	Governing Law/Forum	23
	17.5	Business Continuity/Disaster Recovery	23
	17.6	Non-Fiduciary Status	23
	17.7	Notices	23
	17.8	Entire Agreement	24
	17.9	No Third Party Beneficiaries	24
	17.10	Counterparts	24
	17.11	Interpretation	24
	17.12	No Waiver	24
	17.13	Headings	24
	17.14	Severability	24

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CUSTODY AGREEMENT

This Custody Agreement is made and entered into as of the latest date set forth on the signature page hereto (the “Effective Date”) by and between THE BANK OF NEW YORK MELLON, a New York state chartered bank (“ BNY), and each entity, severally and not joint, listed on Appendix I hereto (each individually, “Customer. With respect to each Customer. a separate custody agreement between such Customer and BNY shall be deemed to have been established, the terms of which are set forth in this Agreement, as if each such Customer had executed a separate agreement solely naming itself as the only Customer. No party listed on Appendix I shall have any liability under this Agreement for the obligations of any other Customer. Transactions in respect of any one Customer shall relate solely to that Customer, references to Appendices, annexes, exhibits and any other addenda to this Agreement shall be deemed to apply to a Customer as applicable and as prepared for such Customer, and references to this Agreement shall be read and construed at all times for all purposes in keeping with the foregoing provisions in this preamble to the Agreement. With respect to each such separate Agreement in respect of a Customer, BNY and such applicable Customer are collectively referred to as the “Parties” and individually as a “Party” in respect of that separate Agreement.

RECITALS

WHEREAS, Customer wishes to appoint BNY as the custodian of certain of its assets, and BNY is willing to provide such services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties agree as follows.

1.	DEFINITIONS

Whenever used in this Agreement, the following words have the meanings set forth below:

“1940 Act” means the U.S. Investment Company Act of 1940, as amended.

“Account” or “Accounts” has the meaning set forth in Section 2.2.

“Act” has the meaning set forth in Section 10.1(a).

“Affiliate” means, with respect to any entity, any other entity that directly or indirectly controls, is controlled by or under common control with such entity.

“Affiliate Securities” has the meaning set forth in Section 0.

“Agreement” means, collectively, this Custody Agreement, any Exhibits hereto and any other documents incorporated herein by reference.

“Anti-Money Laundering Laws” means all anti-money laundering and counter-terrorist financing laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the U.S. Bank Secrecy Act, the U.S.A. PATRIOT Act, the Money Laundering Control Act, and regulations of the U.S. Treasury Department which implement such acts) or any other applicable domestic or foreign authority with jurisdiction over Customer.

“Assets” has the meaning set forth in Section 2.1(a). “Authorized Person” has the meaning set forth in Section 3.1. “BNY” has the meaning set forth in the introductory paragraph.

“Cash” means the money and currency of any jurisdiction which BNY accepts for deposit in an Account.

“Confidential Information” means, with respect to a Party, the terms of this Agreement and all non-public business and financial information of such Party (including, with respect to Customer, information regarding the Accounts and including, with respect to BNY, information regarding its practices and procedures related to the services provided hereunder) disclosed to the other Party in connection with this Agreement.

“Customer” has the meaning set forth in the introductory paragraph.

“Data Terms or Website” means http://www.bny.com/products/assetservicing/vendoragreement.pdf any successor website the address of which is provided by BNY to Customer.

“Depository” means the Depository Trust Company, Euroclear, Clearstream Banking S.A., the Canadian Depository System, CLS Bank and any other securities depository, book-entry system or clearing agency authorized to act as a system for the central handling of securities pursuant to the laws of the applicable jurisdiction, and any successors to, and/or nominees of, any of the foregoing.

“Effective Date” has the meaning set forth in the introductory paragraph.

“Electronic Access Services” means such services made available by BNY or a BNY Affiliate to Customer to electronically access information relating to the Accounts and/or transmit Instructions.

“Electronic Signature” means an image, representation or symbol inserted into an electronic copy of the Agreement by electronic, digital or other technological methods.

“Foreign Depository” means an “Eligible Securities Depository” (as defined in Rule 17f-

7 under the 1940 Act) identified by BNY to Customer from time to time.

“Instructions” means, with respect to this Agreement, instructions issued to BNY by way of (a) one of the following methods (each as and to the extent specified by BNY as available for use in connection with the services hereunder): (i) the Electronic Access Services; (ii) third-party electronic communication services containing, where applicable, appropriate authorization codes, passwords or authentication keys, or otherwise appearing on their face to have been transmitted by an Authorized Person or (iii) third- party institutional trade matching utilities used to effect transactions in accordance with such utility’s customary procedures or (b) such other method as may be agreed upon by the Parties and that appear on their face to have been transmitted by an Authorized Person.

“Market Data” means pricing, valuations or other commercially sourced data applicable to any Security. Market Data also includes security identifiers, bond ratings and classification data.

“Market Data Providers” means vendors and analytics providers and any other Person providing Market Data to BNY.

“Non-Custody Assets” has the meaning set forth in Section 17.1.

“Oral Instructions” means, with respect to this Agreement, spoken instructions issued to

BNY and reasonably believed by BNY to be from an Authorized Person. “Party” or “Parties” has the meaning set forth in the introductory paragraph. “Person” or “Persons” means any entity or individual.

“Sanctions” means all economic sanctions laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury) or any other applicable domestic or foreign authority with jurisdiction over Customer.

“Securities” means all (a) debt and equity securities and (b) instruments representing rights or interests therein, including rights to receive, subscribe to or purchase the foregoing; in each case as may be agreed upon from time to time by BNY and Customer and which are from time to time delivered to or received by BNY and/or any Subcustodian for deposit in an Account.

“Series” means the respective portfolios, if any, of Customer listed on Appendix I to this Agreement. If no portfolios are listed on Appendix I to this Agreement then a reference to a Series means Customer.

“Standard of Care” has the meaning set forth in Section 14.1.

“Subcustodian” means a bank or other financial institution (other than a Depository) that is selected and used by BNY or a BNY Affiliate (acting as subcustodian) in connection with the settlement of transactions and/or custody of Assets hereunder, and any successors to, and/or nominees of, any of the foregoing.

“Tax Information” means all accurate, relevant and necessary information with respect to the Accounts or with respect to Customer’s identification or classification for purposes of Tax Obligations, in each case as may be required by applicable tax laws or by a tax authority inquiry, or as may be requested by BNY in connection with the matters in Section 7.

“Tax Obligations” means taxes, withholding, certification and reporting requirements, claims for exemptions or refund, interest, penalties, additions to tax and other related expenses.

“Third Party Data” has the meaning set forth in Section 9.3(a).

2.	APPOINTMENT OF CUSTODIAN; ACCOUNTS

2.1	Appointment of Custodian

(a)	Customer hereby appoints BNY as custodian of all Securities and Cash to be held under, and in accordance with the terms of, this Agreement (collectively, “Assets”), and BNY hereby accepts such appointment. The Parties acknowledge and agree that BNY’s duties pursuant to such appointment will be limited solely to those duties expressly undertaken pursuant to this Agreement.

(b)	Notwithstanding the foregoing, BNY has no obligation:

(i)	With respect to any Assets until they are actually received in an Account; (ii) To inquire into, make recommendations, supervise or determine the suitability of any transactions affecting any Account or to question any Instructions;

(iii)	To monitor the Securities in the Accounts to determine whether Customer complies with limitations on ownership or any restrictions on investors provided for by local law, regulations or market practice, or provisions in the issuer’s articles of incorporation or by-laws;

(iv)	To determine the adequacy of title to, or the validity or genuineness of, any Assets received by it or delivered by it pursuant to this Agreement; or

(v)	With respect to any matters related to the establishment, maintenance operation or termination of Customer; the offer, sale or distribution of the shares of, or interests in Customer; Customer’s or its investment advisor’s compliance with applicable laws; or the commingling of assets of investors in Customer for investment purposes, including the tax consequences thereof.

(c)	Cash held hereunder may be subject to additional deposit terms and conditions issued by BNY or the applicable Subcustodian from time to time, including rates of interest and deposit account access.

(d)	If Customer engages in securities lending activities, such activities will be subject to certain additional and/or modified terms to be set forth in a separate written agreement between Customer and BNY or a BNY Affiliate.

2.2	Establishment of Accounts

BNY will establish and maintain a separate account for each Series in which BNY will hold Assets relating to the relevant Series as provided herein (each, an “Account,” and collectively, the “Accounts”). The Account of each Series established under this Agreement shall be maintained separately from the Account of each other Series. Furthermore, BNY shall hold and segregate on its books and records all securities separate from other securities in the possession of BNY, and all such securities shall be marked on BNY’s books and records so as to clearly identify them as property of Customer. Except as otherwise contemplated in this Agreement, the securities shall be and remain the sole property of Customer and BNY only shall have custody thereof.

3.	AUTHORIZED PERSONS AND INSTRUCTIONS; ELECTRONIC ACCESS

3.1	Authorized Persons

Promptly following the Effective Date, Customer and/or its designee (including any of Customer’s investment managers) will furnish BNY with one or more written lists or other documentation acceptable to BNY specifying the names and titles of, or otherwise identifying, all Persons authorized to act on behalf of Customer (with respect to a particular Series, if applicable) with respect to this Agreement (each, an “Authorized Person”). Customer will be responsible for keeping such lists and/or other documentation current, and will update such lists and/or other documentation, as necessary from time to time, pursuant to Instructions.

3.2	Instructions

(a)	Except as otherwise expressly provided in this Agreement, BNY will have no obligation to take any action hereunder unless and until it receives Instructions issued in accordance with this Agreement.

(b)	Customer will be responsible for ensuring that (i) only Authorized Persons issue Instructions to BNY and (ii) all Authorized Persons safeguard and treat with extreme care any user and authorization codes, passwords and authentication keys used in connection with the issuance of Instructions.

(c)	Where Customer may or is required to issue Instructions, such Instructions will be issued by an Authorized Person.

(d)	BNY will be entitled to deal with any Authorized Person until notified otherwise pursuant to Instructions, and will be entitled to act and rely upon any Instruction received by BNY.

(e)	All Instructions must include all information necessary and must be delivered using such methods and in such format as BNY may require and be received within BNY’s established cut-off times and otherwise in sufficient time, to enable BNY to act upon such Instructions.

(f)	BNY may in its sole discretion decline to act upon any Instructions that do not comply with requirements set forth in Section 3.2(e) or that conflict with applicable law or regulations or BNY’s operating policies and practices, in which event BNY will promptly notify Customer unless prevented from doing so by applicable law.

(g)	Customer acknowledges that while it is not part of BNY’s normal practices and procedures to accept Oral Instructions, BNY may in certain limited circumstances accept Oral Instructions. In such event, such Oral Instructions will be deemed to be Instructions for purposes of this Agreement. An Authorized Person issuing such an Oral Instruction will promptly confirm such Oral Instruction to BNY in writing. Notwithstanding the foregoing, Customer agrees that the fact that such written confirmation is not received by BNY, or that such written confirmation contradicts the Oral Instruction, will in no way affect (i) BNY’s reliance on such Oral Instruction or (ii) the validity or enforceability of transactions authorized by such Oral Instruction and effected by BNY.

(h)	Customer acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to BNY and that there may be more secure methods of transmitting Instructions than the method selected by the sender. Customer agrees that the security procedures, if any, to be followed by Customer and BNY with respect to the transmission and authentication of Instructions provide to Customer a commercially reasonable degree of protection in light of its particular needs and circumstances.

3.3	BNY Actions Without Instructions

Notwithstanding anything to the contrary set forth in this Agreement, Customer hereby authorizes BNY, without Instructions, to take any administrative or ministerial actions with respect to the Accounts that it deems reasonably necessary or appropriate to perform its obligations under this Agreement, including the following:

(a)	Receive income and other payments due to the Accounts; provided, however, that BNY will have no duty to pursue collection of any amount due to an Account, including for Securities in default, if such amount is not paid when due;

(b)	Carry out any exchanges of Securities or other corporate actions not requiring discretionary decisions;

(c)	Facilitate access by Customer or its designee to ballots or online systems to assist it in the voting of proxies received by BNY in its capacity as custodian for eligible positions of Securities held in the Accounts (excluding bankruptcy matters), all of which will be exercised by Customer or its designee and not by BNY;

(d)	Forward to Customer or its designee information (or summaries of information) that BNY receives in its capacity as custodian from Depositories or Subcustodians concerning Securities in the Accounts (excluding bankruptcy matters);

(e)	Forward to Customer or its designee an initial notice of bankruptcy cases relating to Securities held in the Accounts and a notice of any required action related to such bankruptcy cases as may be received by BNY in its capacity as custodian. BNY will take no further action nor provide further notification related to the bankruptcy case;

(f)	Unless otherwise elected by Customer, and in accordance with BNY’s standard terms and conditions, provide class action filing services for settled claims related to Securities with industry recognized identifiers;

(g)	Endorse for collection checks, drafts or other negotiable instruments received for the Accounts;

(h)	Execute and deliver, solely in its capacity as custodian, certificates, documents or instruments incidental to BNY’s performance under this Agreement; and

3.4	Funds Transfers

With respect to each Instruction for a Cash transfer, when the Instruction is to credit or pay a party by both a name and a unique numeric or alpha-numeric identifier (e.g., IBAN or ABA or account number), BNY and any other bank participating in the Cash transfer will be entitled to rely solely on such numeric or alpha-numeric identifier, even if it identifies a party different from the party named. Such reliance on an identifier will apply to beneficiaries named in the Instruction, as well as any financial institution that is designated in the Instruction to act as an intermediary in such Cash transfer. To the extent permitted by applicable law, the Parties will be bound by the rules of any transfer system used to effect a Cash transfer under this Agreement.

3.5	Electronic Access

If Customer elects to use the Electronic Access Services in connection with this Agreement, the use thereof will be subject to any terms and conditions contained in a separate written agreement between the Parties or their Affiliates. However, if an Authorized Person elects, with BNY’s prior consent, to transmit Instructions through a third-party electronic communications service, BNY will not be responsible or liable for the reliability or availability of any such service.

4.	SUBCUSTODIANS, DEPOSITORIES AND AGENTS

4.1	Use of Subcustodians and Depositories

(a)	BNY will be entitled to utilize Subcustodians and Depositories in connection with its performance hereunder; provided that BNY will not utilize a Subcustodian that is an “Eligible Foreign Custodian” (as defined in Rule 17f-5 under the 1940 Act) to hold “Foreign Assets” (as defined in such Rule 17f-5) until after BNY is informed, pursuant to such means as determined by BNY, that Customer’s board of directors or similar governing body or Customer’s “Foreign Custody Manager” (as defined in such Rule 17f-5) has determined that utilization of such Subcustodian satisfies the applicable requirements of such Rule 17f-5.

(b)	Assets deposited in a Depository will be held subject to the rules, procedures, terms and conditions of such Depository. Subcustodians may hold Assets in Depositories in which such Subcustodians participate.

(c)	In connection with each Depository utilized by BNY that is a “securities depository” (as defined in Rule 17f-4 under the 1940 Act), BNY (a) will exercise due care in accordance with reasonable commercial standards in discharging its duties as a securities intermediary to obtain and thereafter maintain Securities or financial assets deposited or held in such Depository and (b) will provide, promptly upon request by Customer, such reports as are available concerning the internal accounting controls and financial strength of BNY.

(d)	With respect to each Foreign Depository, BNY will exercise reasonable care, prudence and diligence (a) to provide Customer with an analysis of the custody risks associated with maintaining assets with the Foreign Depository and (b) to monitor such custody risks on a continuing basis and promptly notify Customer of any material change in such risks. Customer acknowledges and agrees that such analysis and monitoring will be made on the basis of, and limited by, information gathered from certain Subcustodians or through publicly available information otherwise obtained by BNY, and will not include any evaluation of the matters referenced in Section 14.2(b)(i).

(e)	Unless otherwise required by local law or practice or a particular Subcustodian agreement, Assets deposited with Subcustodians or Depositories may be held in a commingled account in the name of, as applicable, BNY, a BNY Affiliate or the applicable Subcustodian, for its clients.

4.2	Liability for Subcustodians

(a)	BNY will exercise the Standard of Care in selecting, retaining and monitoring Subcustodians.

(b)	With respect to Assets held by a Subcustodian, BNY will be liable to Customer for the activities of such Subcustodian under this Agreement to the extent that BNY would have been liable to Customer under this Agreement if BNY had performed such activities itself in the relevant market in which such Subcustodian is located; provided, however, that with respect to Securities held by a Subcustodian that is not a BNY Affiliate:

(i)	BNY’s liability will be limited solely to the extent resulting directly from BNY’s failure to exercise the Standard of Care in selecting, retaining, and monitoring such Subcustodian; and

(ii)	To the extent that BNY is not liable pursuant to Section 4.2(b)(i), BNY’s sole responsibility to Customer will be to: (A) take reasonable and appropriate action to recover from such Subcustodian, and (B) forward to Customer any amounts so recovered (exclusive of costs and expenses incurred by BNY in connection therewith).

4.3	Liability for Depositories

BNY will have no responsibility or liability for the activities of any Depository arising out of or relating to this Agreement or any cost or burden imposed on the transfer or holding of Assets held with such Depository.

4.4	Use of Agents

BNY may appoint agents, including BNY Affiliates, on such terms and conditions as it deems appropriate to perform its obligations hereunder. Except as otherwise specifically provided herein, no such appointment will discharge BNY from its obligations hereunder and BNY shall be responsible for the acts and omissions of such agents with respect to BNY’s obligations hereunder as if such acts or omissions were those of BNY.

5.	CORPORATE ACTIONS

5.1	Notification

BNY will notify Customer or its designee of rights or discretionary corporate actions as promptly as practicable under the circumstances, provided that BNY has actually received, in its capacity as custodian, notice of such right or discretionary corporate action from the relevant issuer, or from a Subcustodian, Depository or third party vendor. Without actual receipt of such notice by BNY, BNY will have no responsibility or liability for failing to so notify Customer.

5.2	Exercise of Rights

Whenever there are voluntary rights that may be exercised or alternate courses of action that may be taken with respect to Securities in an Account, Customer or its designee will be responsible for making any decisions relating thereto and for instructing BNY to act. In order for BNY to act, Customer must issue Instructions either: (a) using the BNY-generated form provided along with BNY’s notice under Section 5.1 or (b) if Customer is not using such BNY-generated form, clearly indicating, by reference to the options provided on such BNY-generated form, which action Customer is electing. Each such Instruction will be addressed as BNY may from time to time request and issued by such time as BNY will advise Customer or its designee.

5.3	Partial Redemptions, Payments, Etc.

BNY will advise Customer or its designee upon its notification, in its capacity as custodian, of a partial redemption, partial payment or other action with respect to a Security affecting fewer than all such Securities held within an Account. If BNY or any Subcustodian or Depository holds any Securities affected by one of the events described, BNY or such Subcustodian or Depository may select the Securities to participate in such partial redemption, partial payment or other action in any non-discriminatory manner that it customarily uses to make such selection.

6.	SETTLEMENT

6.1	Settlement Instructions

Promptly after the execution of each Securities transaction, Customer will issue to BNY Instructions to settle such transaction. Unless otherwise agreed by BNY and subject to Section 8.1, Assets will be credited to the relevant Account only when actually received by BNY.

6.2	Settlement Funds

For the purpose of settling a Securities transaction, Customer will provide BNY with sufficient immediately available funds or Securities, as applicable, in the relevant Account by such time and date as is required to enable BNY to settle such transaction in the country of settlement and in the currency to be used to settle such transaction.

6.3	Settlement Practices

Securities transactions will be settled using practices customary in the jurisdiction or market where the transaction occurs. Customer understands that when BNY is instructed to deliver Securities against payment, delivery of such Securities and receipt of payment related to such Securities may not be completed simultaneously and can also be made without payment. Customer assumes full responsibility for all risks involved in connection with BNY’s delivery of Securities or Cash in accordance with such practices.

7.	TAX MATTERS

7.1	Tax Obligations

To the extent that BNY has received relevant and necessary information with respect to an Account, BNY will perform the following services with respect to Tax Obligations:

(a)	BNY (or the applicable Subcustodian) will apply, withhold and report appropriate amounts as BNY (in its capacity as custodian) or the applicable Subcustodian (in its capacity as subcustodian) is required to do under the relevant source country tax laws, and is authorized to debit the relevant Account in the amount of a Tax Obligation withheld and to pay such amount to the appropriate taxing authority;

(b)	BNY will, where appropriate and upon receipt of sufficient information, pursue claims for tax relief where (i) either a tax treaty or a source country’s domestic tax laws provide for favorable tax treatment with respect to an Asset as a result of Customer’s status as a specific type of investor and/or residency status and (ii) the source country’s tax authorities have outlined the requirements and qualification criteria required to obtain such relief; and

(c)	BNY will forward to Customer or its designee information regarding Tax Obligations applicable to Customer that BNY receives in its capacity as custodian from third parties and that BNY reasonably believes would be useful to Customer or its designee in the submission of any reports or returns with respect to Tax Obligations. ;

7.2	Responsibility for Taxes

Customer will be responsible and liable for all Tax Obligations with respect to any Assets held on behalf of Customer and any transaction related thereto. Customer acknowledges and agrees that BNY and its Affiliates are not tax advisers and will not under any circumstances provide tax advice to Customer. Customer will obtain its own independent tax advice for any tax-related matters.

7.3	Payments

Where BNY receives Instructions to make distributions or transfers out of an Account in order to pay Customer’s third party service providers, Customer acknowledges that in making such payments BNY is acting in an administrative capacity, and not as the payor, for tax information reporting and withholding purposes.

8.	CREDITS AND ADVANCES

8.1	Contractual Settlement and Income

BNY may, in its sole discretion, as a matter of bookkeeping convenience, credit the relevant Account with the proceeds resulting from the purchase, sale, redemption or other delivery or receipt of Securities, or interest, dividends or other distributions payable on Securities prior to its actual receipt thereof. All such credits will be conditional until BNY’s actual receipt of such proceeds and may be reversed by BNY to the extent that such proceeds are not received. Actual receipt of proceeds with respect to a transaction will not be deemed to have occurred, and the transaction will not be considered final, until BNY has received sufficient immediately available funds or Securities specifically applicable to such transaction that, under applicable local law, rule or practice, are irreversible.

8.2	Advances

If BNY receives an Instruction that, if processed, would result in an overdraft in an Account, BNY may, in its sole discretion, advance funds in any currency hereunder; however, BNY will have no obligation to advance its own funds.

8.3	Repayment

If: (a) BNY has advanced funds to an Account; (b) an overdraft has occurred in an Account (including overdrafts incurred in connection with the settlement of securities transactions, funds transfers or foreign exchange transactions) or (c) Customer is for any other reason indebted to BNY, Customer agrees to pay BNY (on demand or upon becoming aware thereof) the amount of such advance, overdraft or indebtedness, plus accrued interest at a rate then charged by BNY to its institutional custody clients in the relevant currency.

8.4	Securing Repayment

In order to secure repayment of Customer’s obligations and liabilities relating to a Series (whether or not matured) to BNY or any BNY Affiliate, whether or not relating to or arising under this Agreement, and without limiting BNY’s or such BNY Affiliate’s rights under applicable law or any other agreement, Customer hereby pledges and grants to BNY and such BNY Affiliate, and agrees BNY and such BNY Affiliate will have to the maximum extent permitted by law, a continuing first lien and security interest in: (a) all of Customer’s and such Series’ right, title and interest in and to the Account relating to such Series and the Assets now or hereafter held in such Account (including proceeds thereof) and (b) any other property at any time held by BNY or any BNY Affiliate relating to such Series; provided that Customer does not hereby grant a security interest in any Securities issued by an affiliate (as defined in Section 23A of the U.S. Federal Reserve Act Customer represents, warrants and covenants that it owns the Assets in the Accounts, and such other property at any time held by BNY or any BNY Affiliate relating to Customer, free and clear of all liens, claims and security interests (except as otherwise acknowledged in writing by BNY), and that the first lien and security interest granted herein with respect to each Series will be subject to no setoffs, counterclaims or other liens prior to or on a parity with it in favor of any third party (other than specific liens granted preferred status by statute). Customer will take any additional steps required to assure BNY of such priority security interest, including notifying third parties or obtaining their consent. BNY will be entitled to collect from the relevant Account sufficient Cash for reimbursement, and if such Cash is insufficient, to sell Securities in such Account to the extent necessary to obtain reimbursement. In this regard, BNY will be entitled to all the rights and remedies of a pledgee, secured creditor and/or securities intermediary under applicable laws, rules and regulations as then in effect as if Customer or the relevant Series is in default.

8.5	Setoff

BNY has the right to debit any Cash for any amount payable by Customer in connection with any and all obligations and liabilities (whether or not matured) of Customer relating to a Series to BNY or any BNY Affiliate whether or not relating to or arising under this Agreement In addition to the rights of BNY or such BNY Affiliate under applicable law or any other agreement, at any time when Customer has not honored any of its obligations relating to a Series to BNY or such BNY Affiliate, BNY will have the right without notice to Customer to retain or set-off against any obligations relating to such Series any cash BNY or any BNY Affiliate may directly or indirectly hold with respect to such Series, and any obligations (whether or not matured) that BNY or any BNY Affiliate may have with respect to such Series in any currency. Any such cash or obligation relating to a Series may be transferred to BNY and any BNY Affiliate in order to effect the above rights. No setoff, debit or charge with respect to one Customer shall apply to the account or assets of any other Customer, notwithstanding the existence of multiple accounts and multiple Customers hereunder.

9.	STATEMENTS; BOOKS AND RECORDS; THIRD PARTY DATA

9.1	Statements

BNY will make available to Customer, through the Electronic Access Services, a monthly statement (or report for such other time period as to which the parties hereto may agree upon from time to time) reflecting all transfers to or from the Accounts during such month and all holdings in the Accounts as of the last business day of such month (or as of such other date(s) as to which the parties may agree upon from time to time). Customer will promptly review each such statement and, within one hundred and twenty (120) days of when such statement is made available by BNY, notify BNY of any exception or objection thereto. Notwithstanding the foregoing, Customer may notify BNY of any such exceptions or objections at any time; provided, however, that BNY will not be responsible or liable for any losses that could have been mitigated had such notice been provided during such one hundred and twenty (120) day period.

9.2	Books and Records

The books and records, directly pertaining to the Accounts, which are in the possession of BNY will be the property of Customer. Such books and records will be prepared and maintained as required by the 1940 Act and the rules thereunder. BNY will identify on its books and records the Assets belonging to Customer with respect to each Series whether held directly or indirectly through Subcustodians or Depositories. Securities held in the Accounts will be held in registered form in the name of BNY or one of its nominees and will be segregated on BNY’s books and records from BNY’s own property. Customer and its authorized representatives will have the right, at Customer’s own expense and with reasonable prior written notice to BNY, to have reasonable access to those books and records directly pertaining to the Accounts. Any such access will occur during BNY’s normal business hours and will be subject to BNY’s applicable security policies and procedures.

9.3	Third Party Data

(a)	Customer acknowledges that BNY will be receiving, utilizing and relying on Market Data and other data provided by Customer and/or by third parties in connection with its performance of the services hereunder (collectively, “Third Party Data”). BNY is entitled to rely without inquiry on all Third Party Data provided to BNY hereunder (and all Instructions related to Third Party Data), and BNY makes no assurances or warranties in relation to the accuracy or completeness of Third Party Data and will not be responsible or liable for any losses or damages incurred as a result of any Third Party Data that is inaccurate or incomplete. BNY may follow Instructions with respect to Third Party Data, even if such Instructions direct BNY to override its usual procedures and data sources or if BNY, in performing services for itself or others (including services similar to those performed for Customer), receives different Third Party Data for the same or similar Securities.

(b)	Although statements and reports provided by BNY hereunder with respect to the Accounts may contain values of, and pricing information in relation to, Securities held pursuant to this Agreement, BNY does not undertake any duty or responsibility under this Agreement to report such values or pricing information.

(c)	Certain Market Data may be the intellectual property of Market Data Providers, which impose additional terms and conditions upon Customer’s use of such Market Data. Such additional terms and conditions can be found on the Data Terms Website. Customer agrees to those terms and conditions as they are posted on the Data Terms Website from time to time.

10.	DISCLOSURES

10.1	Required Disclosure

(a)	With respect to Securities that are registered under the U.S. Securities Exchange Act of 1934, as amended, or that are issued by an issuer registered under the 1940 Act, the U.S. Shareholder Communications Act of 1985 (the “Act”) requires BNY to disclose to issuers of such Securities, upon their request, the name, address and securities position of BNY’s clients who are “beneficial owners” (as defined in the Act) of the issuer’s Securities, unless the beneficial owner objects to such disclosure. The Act defines a “beneficial owner” as any person who has or shares the power to vote a security (pursuant to an agreement or otherwise) or who directs the voting of a security. Customer has designated on the signature page hereof whether (i) as beneficial owner, it objects to the disclosure of its name, address and securities position to any U.S. issuer that requests such information pursuant to the Act for the specific purpose of direct communications between such issuer and Customer or (ii) it requires BNY to contact Customer’s investment manager with respect to relevant Securities to make the decision as to whether it objects to the disclosure of the beneficial owner’s name, address and securities position to any U.S. issuer that requests such information pursuant to the Act.

(b)	With respect to certain Securities issued outside the United States, BNY may disclose information to issuers of Securities as required by the organizational documents of the relevant issuer or in accordance with local market practice.

(c)	In connection with any disclosure contemplated by this Section 10, Customer agrees to supply BNY with any required information.

10.2	Foreign Exchange Transactions

In connection with this Agreement, Customer may enter into foreign exchange transactions (including foreign exchange hedging transactions) with BNY or a BNY Affiliate acting as a principal or otherwise through customary channels. Customer may issue standing Instructions with respect to any such foreign exchange transactions, subject to any rules or limitations that may apply to any foreign exchange facility made available to Customer. With respect to any such foreign exchange transactions, BNY or such BNY Affiliate is acting as a principal counterparty on its own behalf and is not acting as a fiduciary or agent for, or on behalf of, Customer, its investment manager or any Account. Any such foreign exchange transactions will be governed by the relevant master netting agreement (e.g., an ISDA Master Agreement) in place between Customer and BNY or such BNY Affiliate, and such transactions will be secured by the Accounts and the Assets therein pursuant to Section 8.4 and subject to the setoff provisions of Section 8.5. In the event there is no such master netting agreement in place and Customer fails to settle or otherwise meet its obligations in respect of such foreign exchange transactions, BNY has the right to net all outstanding foreign exchange transactions between Customer and BNY or such BNY Affiliate for the purpose of ascertaining a single net obligation between the relevant parties, and to the extent such obligation is owed by Customer to BNY or a BNY Affiliate, such obligation will be secured by the Accounts and the Assets therein pursuant to Section 8.4 and subject to the setoff provisions of Section 8.5.

10.3	Investment of Cash

In connection with this Agreement, Customer may issue standing Instructions to invest Cash in one or more sweep investment vehicles. Such investment vehicles may be offered by a BNY Affiliate or by a client of BNY, and BNY may receive compensation therefrom. By making investment vehicles available, BNY and its Affiliates will not be deemed to have recommended, endorsed or guaranteed any such investment vehicle in any way or otherwise to have acted as a fiduciary or agent for, or on behalf of, Customer, its investment manager or any Account. BNY will have no liability for any loss incurred on any such investments. Customer understands that Cash may be uninvested if it is received or reconciled to an Account after the applicable deadline to be swept into Customer’s selected investment vehicle.

11.	REGULATORY MATTERS

11.1	USA PATRIOT Act

Section 326 of the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (including its implementing regulations) requires BNY to implement a customer identification program pursuant to which BNY must obtain certain information from Customer in order to verify Customer’s identity prior to establishing an Account. Accordingly, prior to establishing an Account, Customer will be required to provide BNY with certain information, including Customer’s name, physical address, tax identification number and other pertinent identifying information, to enable BNY to verify Customer’s identity. Customer acknowledges that BNY cannot establish an Account unless and until BNY has successfully performed such verification.

11.2	Sanctions; Anti-Money Laundering

(a)	Throughout the term of this Agreement, Customer: (i) will have in place and will implement policies and procedures designed to prevent violations of Sanctions, including measures to accomplish effective and timely scanning of all relevant data with respect to its clients (to the extent the Assets are client assets) and with respect to incoming or outgoing assets or transactions relating to this Agreement; (ii) will ensure that neither Customer nor any of its Affiliates, directors, officers, employees or clients (to the extent the Assets are client assets) is an individual or entity that is, or is owned or controlled by an individual or entity that is: (A) the target of Sanctions or (B) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions and (iii) will not, directly or indirectly, use the Accounts in any manner that would result in a violation by Customer or BNY of Sanctions.

(b)	Customer acknowledges and agrees that, in connection with the services provided by BNY under this Agreement, each of Customer’s underlying customers and investors is not a customer or joint customer with BNY. Customer (and not BNY Mellon) has the responsibility to, and will, fulfill any compliance requirement or obligation with respect to each of its customers and investors under all Anti-Money Laundering Laws. Without limiting any obligation imposed on Customer by Anti-Money Laundering Laws, throughout the term or this Agreement, Customer will maintain a compliance program with respect to its customers and investors that includes the following: (i) a know-your-customer program in order to understand and verify the identity of each customer or investor, including verification of the following by way of documentary (e.g. valid passport or driver’s license) or non-documentary methods, as appropriate: (1) name; (2) date of birth; (3) street address; (4) telephone number; (5) email address; (6) Tax ID; and (7) and social security number, the source of wealth or income of each customer or investor, the beneficial ownership of each customer or investor that is a legal entity, and the business and expected transactional activity of each customer or investor, (ii) a transaction surveillance and monitoring program, and (iii) a policy for identifying and reporting any suspicious transactions and/or activities with respect to each customer or investor to the appropriate law enforcement and regulatory authorities and to BNY where related to the services provided by BNY hereunder.

(c)	Customer will promptly provide to BNY such information as BNY reasonably requests in connection with the matters referenced in this Section 11.2, including information regarding (i) the Accounts, (ii) the Assets and the source thereof, (iii) the identity of any individual or entity having or claiming an interest therein, including any customer or investor, and (iv) Customer’s anti-money laundering and Sanctions compliance programs and any related records and/or transaction information, including with respect to any customer or investor, regardless of whether such request is made under USA PATRIOT Act Section 314(b) (where applicable). Customer will cooperate with BNY and provide assistance reasonably requested by BNY in connection with any anti-money laundering and terrorist financing or Sanctions inquiries. Prior to delivering to BNY the assets of any underlying customer or investor, Customer will obtain from each such customer or investor, and will continue to maintain in effect throughout the term of this Agreement, any consents or waivers that may be required under applicable law in order to comply with the foregoing obligations.

(d)	BNY may decline to act or provide services in respect of any Account, and take such other actions as it, in its reasonable discretion, deems necessary or advisable, in connection with the matters referenced in this Section 11.2. If BNY declines to act or provide services as provided in the preceding sentence, except as otherwise prohibited by applicable law or official request, BNY will inform Customer as soon as reasonably practicable.

12.	COMPENSATION

12.1	Fees and Expenses

In consideration of BNY’s services provided hereunder, Customer will (a) pay to BNY the fees set forth in the agreed upon fee schedule (as such fee schedule may be amended by BNY from time to time upon thirty (30) days' prior written notice to Customer) and (b) reimburse BNY for any out-of-pocket and incidental expenses incurred by BNY in connection therewith. Unless otherwise agreed by the Parties, such amounts will be payable to BNY within thirty (30) days of Customer’s receipt of the relevant invoice. Without limiting BNY’s other rights set forth in this Agreement, BNY may charge interest on overdue amounts at a rate then charged by BNY to its institutional custody clients in the relevant currency.

12.2	Other Compensation

(a)	Customer acknowledges that, as part of BNY’s compensation, BNY will earn interest on Cash balances held by BNY (including disbursement balances, balances arising from purchase and sale transactions and when Cash otherwise remains uninvested) as provided in BNY’s compensation disclosures.

(b)	Where a processing error has occurred under this Agreement that results in an unintended gain, provided that Customer is put in the same or equivalent position as it would have been in had such processing error not occurred, any such gain will be solely for the account of BNY without any duty to report such gain to Customer.

13.	REPRESENTATIONS, WARRANTIES AND COVENANTS

13.1	BNY

(a)	BNY represents and warrants that: (a) it is duly organized, validly existing and in good standing in its jurisdiction of organization; (b) it has the requisite corporate power and authority to enter into and to carry out the transactions contemplated by this Agreement and (c) the individual executing this Agreement on its behalf has the requisite authority to bind BNY to this Agreement including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Agreement and an agreement with its terms.

(b)	BNY represents and warrants that it is qualified to act as a custodian pursuant to Section 17(f) of the 1940 Act and the rules thereunder as of the date hereof and it shall confirm such qualification in writing to Customer upon the request of Customer.

13.2	Customer

(a)	Customer represents and warrants that: (i) it is duly organized, validly existing and in good standing in its jurisdiction of organization; (ii) it has the requisite corporate power and authority to enter into and to carry out the transactions contemplated by this Agreement; and (iii) the individual executing this Agreement on its behalf has the requisite authority to bind Customer to this Agreement including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Agreement and an agreement with its terms.

(b)	Customer represents, warrants and covenants that (i) it or the relevant investment manager has determined that the custody arrangements of each Depository maintaining “Foreign Assets” (as defined in Rule 17f-5 under the 1940 Act) provide reasonable safeguards against the custody risks associated with maintaining assets with such Depository within the meaning of Rule 17f-7 under the 1940 Act and (ii) it shall manage its borrowings, including without limitation any advance or overdraft (including any daylight overdraft) in an Account, so that the aggregate of its total borrowings for each Series do not exceed the amount such Series is permitted to borrow under the 1940 Act.

(c)	Customer represents and warrants that all actions taken, or to be taken, by or on behalf of Customer in connection with establishing, maintaining, operating or terminating Customer (including, any offer, sale or distribution of the shares of, or interest in, Customer, and the commingling of assets of the investors in Customer for investment purposes) shall be done in compliance with all applicable U.S. state and federal securities laws and regulations and all other applicable laws and regulations of all applicable jurisdictions.

(d)	Customer represents and warrants that it has fully examined and evaluated the tax consequences of commingling assets of investors in Customer for investment purposes.

(e)	Customer represents, warrants and covenants that it is not: (i) an employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Part 4 of Subtitle B of Title I of ERISA; (ii) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”); (iii) an entity whose underlying assets include the assets of any such “employee benefit plan” or “plan” by reason 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, or successor guidance; or (iv) an entity subject to federal, state, local or foreign law that is substantially similar to Section 406 of ERISA or Section 4975 of the Code (a “Similar Law”) (persons described in any of clauses (i) through (iv), a “Plan Customer”). Customer will notify Custodian as soon as administratively possible if and when a determination is made by the Customer that the above representation is, or has become, untrue and, in such event, the provisions of Section 13.2(e) below shall apply.

(f)	If Customer is or becomes a Plan Customer, then the Customer represents, warrants and covenants that:

(i)	Customer (or its duly appointed investment manager) shall assure that any transaction involving any Assets shall comply with ERISA, the Code and any Similar Law including Sections 404 and 406 of ERISA and Section 4975 of the Code; and

(ii)	Customer shall be solely responsible for furnishing to each of its investors subject to ERISA (if applicable) or to any Similar Law (if applicable) all information needed to file the annual report required by Section 104(a)(1) of ERISA, including any filing pursuant to 29 C.F.R. Section 2520.103-12 or successor regulations, or any report or filing required by any Similar Law, as the case may be.

14.	LIABILITY

14.1	Standard of Care

In performing its duties under this Agreement, BNY will act in good faith and exercise the standard of care and diligence that a professional custodian would observe in these affairs taking into account the prevailing rules, practices, procedures and circumstances in the relevant market but not less than a reasonable standard of care (“Standard of Care”).

14.2	Limitation of Liability

(a)	BNY’s liability arising out of or relating to this Agreement will be limited solely to those direct damages that are caused by BNY’s failure to perform its obligations under this Agreement in accordance with the Standard of Care. In no event will BNY be liable for any indirect, incidental, consequential, exemplary, punitive or special losses or damages, or for any loss of revenues, profits or business opportunity, arising out of or relating to this Agreement (whether or not foreseeable and even if BNY has been advised of the possibility of such losses or damages).

(b)	Notwithstanding anything to the contrary set forth in this Agreement, in no event will BNY be liable for any losses or damages arising out of any of the following:

(i)	Customer’s or an Authorized Person’s decision to invest in or hold Assets in any particular country, including any losses or damages arising out of or relating to: (A) the financial infrastructure of a country; (B) a country’s prevailing custody and settlement practices; (C) nationalization, expropriation or other governmental actions; (D) a country’s regulation of the banking or securities industry; (E) currency and exchange controls, restrictions, devaluations, redenominations, fluctuations or asset freezes; (F) laws, rules, regulations or orders that at any time prohibit or impose burdens or costs on the transfer of Assets to, by or for the account of Customer or (G) market conditions which affect the orderly execution of securities transactions or affect the value of securities;

(ii)	BNY’s reliance on Instructions;

(iii)	BNY’s receipt or acceptance of fraudulent, forged or invalid Securities (or Securities which are otherwise not freely transferable or deliverable without encumbrance in any relevant market);

(iv)	For any matter with respect to which BNY is required to act only upon the receipt of Instructions, (A) BNY’s failure to act in the absence of such Instructions or (B) Instructions that are late or incomplete or do not otherwise satisfy the requirements of Section 3.2(e), whether or not BNY acted upon such Instructions;

(v)	BNY receiving or transmitting any data to or from Customer or any Authorized Person via any non-secure method of transmission or communication selected by Customer;

(vi)	Customer’s or an Authorized Person’s decision to invest in Securities or to hold Cash in any currency;

(vii)	The insolvency of any Person, including a Subcustodian that is not a BNY Affiliate, Depository, broker, bank or a counterparty to the settlement of a transaction or to a foreign exchange transaction, except as provided in Section 4.2.

(c)	If BNY is in doubt as to any action it should or should not take, either pursuant to, or in the absence of, Instructions, BNY may obtain the advice of either reputable counsel of its own choosing or counsel to Customer, and BNY will not be liable for acting in accordance with such advice.

14.3	Force Majeure

BNY will not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement to the extent caused, directly or indirectly, by event beyond its reasonable control, including acts of God, strikes or other labor disputes, work stoppages, acts of war, terrorism, general civil unrest, governmental or military actions, legal constraint, the interruption, loss or malfunction of utilities or communications or computer systems. BNY will promptly notify Customer upon the occurrence of any such event and will use commercially reasonable efforts to minimize its effect.

14.4	Indemnification

Customer will indemnify and hold harmless BNY from and against all losses, costs, expenses, damages and liabilities (including reasonable counsel fees and expenses) incurred by BNY, and will defend BNY against any third party claim, in each case arising out of or relating to BNY’s performance under this Agreement, except to the extent resulting from BNY’s failure to perform its obligations under this Agreement in accordance with the Standard of Care. The Parties agree that the foregoing will include reasonable counsel fees and expenses incurred by BNY in its successful defense of claims that are asserted by Customer against BNY arising out of or relating to BNY’s performance under this Agreement.

15.	CONFIDENTIALITY

15.1	Confidentiality Obligations

Each Party agrees to use the Confidential Information of the other Party solely to accomplish the purposes of this Agreement and, except in connection with such purposes or as otherwise permitted herein, not to disclose such information to any other Person without the prior written consent of the other Party. Notwithstanding the foregoing, BNY may: (a) use Customer’s Confidential Information in connection with certain functions performed on a centralized basis by BNY, its Affiliates and joint ventures and their service providers (including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, compilation and analysis of customer- related data and storage); (b) disclose such information to its Affiliates and joint ventures and to its and their service providers who are subject to confidentiality obligations and (c) store the names and business contact information of Customer’s employees and representatives relating to this Agreement on the systems or in the records of its Affiliates and joint ventures and its and their service providers. In addition, BNY may aggregate information regarding Customer and the Accounts on an anonymized basis with other similar client data for BNY’s and its Affiliates’ reporting, research, product development and distribution, and marketing purposes.

15.2	Exceptions

The Parties’ respective obligations under Section 15.1 will not apply to any such information: (a) that is, as of the time of its disclosure or thereafter becomes, part of the public domain through a source other than the receiving Party; (b) that was known to the receiving Party as of the time of its disclosure and was not otherwise subject to confidentiality obligations; (c) that is independently developed by the receiving Party without reference to such information; (d) that is subsequently learned from a third party not known to be under a confidentiality obligation to the disclosing Party or (e) that is required to be disclosed pursuant to applicable law, rule, regulation, requirement of any law enforcement agency, court order or other legal process or at the request of a regulatory authority.

16.	TERM AND TERMINATION

16.1	Term

The term of this Agreement will commence on the Effective Date and will continue in effect until terminated in accordance with the provisions herein.

16.2	Termination

Each Party may terminate this Agreement with respect to one or more Series by giving to the counter-Party a notice in writing specifying the date of such termination, which will be not less than ninety (90) days after the date of such notice.

16.3	Effect of Termination

Upon termination hereof, Customer will pay to BNY such compensation as may be due to BNY Mellon, and will reimburse BNY for other amounts payable or reimbursable to BNY hereunder, through the date of termination. BNY will follow such reasonable Instructions as Customer issues concerning the transfer of custody of records, Assets and other items; provided that (a) BNY will have no responsibility or liability for shipping and insurance costs associated therewith and (b) full payment has been made to BNY of its compensation, costs, expenses and other amounts to which it is entitled hereunder. If any Assets remain in any Account after termination, BNY may deliver to Customer such Assets.

16.4	Survival

Any and all provisions of this Agreement which by their nature or effect are required or intended to be observed, kept or performed after the expiration or termination of this Agreement will survive the expiration or any termination of this Agreement and remain binding upon and for the Parties’ benefit, including Section 13 (Representations, Warranties and Covenants); Section 14 (Liability); Section 15 (Confidentiality); Section 16.3 (Effect of Termination); Section 16.4 (Survival) and Section 0 (Governing Law/Forum).

17.	GENERAL

17.1	Non-Custody Assets

At Customer’s request pursuant to Instructions, subject to BNY’s approval and as an accommodation to Customer, BNY will provide consolidated recordkeeping services reflecting on statements provided to Customer securities and other assets not held by BNY (“Non-Custody Assets”). Non-Custody Assets will be designated on BNY’s books as “assets not held in custody” or by other similar designation and will not constitute Assets for purposes of this Agreement. Customer acknowledges and agrees that, notwithstanding anything contained elsewhere in this Agreement, (a) Customer will have no security entitlement against BNY with respect to Non-Custody Assets; (b) BNY will rely, without independent verification, on information provided by Customer or its designee regarding Non-Custody Assets (including positions and market valuations) and (c) BNY will have no responsibility whatsoever with respect to Non-Custody Assets or the accuracy of any information maintained on BNY’s books or set forth on account statements concerning Non-Custody Assets.

17.2	Assignment/ U.S. Special Resolution Regime Transferability

(a)	Neither Party may, without the other Party’s prior written consent, assign any of its rights or delegate any of its duties under this Agreement (whether by change of control, operation of law or otherwise); provided, however that BNY may, without the prior written consent of Customer, assign this Agreement or any of its rights, or delegate any of its duties hereunder: (a) to any BNY Affiliate; (b) to any successor to the business of BNY to which this Agreement relates, in which event BNY agrees to provide notice of such successor to Customer or (c) as otherwise permitted in this Agreement; provided further that any entity to which this Agreement is assigned by BNY without the prior written consent of Customer will satisfy the requirements for serving as a custodian for an investment company registered under the 1940 Act. Any purported assignment or delegation by a Party in violation of this provision will be voidable at the option of the other Party. This Agreement will be binding upon, and inure to the benefit of, the Parties and their respective permitted successors and assigns.

(b)	Notwithstanding anything herein to the contrary, in the event BNY becomes subject to a proceeding under a U.S. special resolution regime, the transfer of the Agreement (and any interest and obligation in or under, and any property securing, the Agreement) from BNY will be effective to the same extent as the transfer would be effective under the U.S. special resolution regime if the Agreement (and any interest and obligation in or under, and any property securing, the Agreement) were governed by the laws of the United States or a state of the United States; and, in the event BNY or any affiliate becomes subject to a proceeding under a U.S. special resolution regime, default rights with respect to the Agreement that may be exercised against BNY are permitted to be exercised to no greater extent than the default rights could be exercised under the U.S. special resolution regime if the Agreement were governed by the laws of the United States or a state of the United States.

17.3	Amendment

This Agreement may be amended or modified only in a written agreement signed by an authorized representative of each Party. For purposes of the foregoing, email exchanges between the Parties will not be deemed to constitute a written agreement. Appendix I to this Agreement may be amended from time to time to (a) accommodate the addition of one or more Customers to this Agreement, (b) accommodate the removal of one or more Customers covered by this Agreement, or (c) otherwise revise certain information with respect to one or more Customers as reflected thereon by attaching to this Agreement an amended copy of such Appendix I (substantially in the form of the Sample Amendment to Appendix I attached hereto) executed by the applicable Parties.

17.4	Governing Law/Forum

(c)	The substantive laws of the state of New York (without regard to its conflicts of law provisions) will govern all matters arising out of or relating to this Agreement, including the establishment and maintenance of the Accounts and for purposes of the Uniform Commercial Code and all issues specified in Article 2(1) of the Hague Securities Convention.

(d)	Each Party irrevocably agrees that all legal actions or proceedings brought by it against the other Party arising out of or relating to this Agreement will be brought solely and exclusively before the state or federal courts situated in New York City, New York. Each Party irrevocably submits to personal jurisdiction in such courts and waives any objection which it may now or hereafter have based on improper venue or forum non conveniens. The Parties hereby unconditionally waive, to the fullest extent permitted by applicable law, any right to a jury trial with respect to any such actions or proceedings.

17.5	Sovereign Immunity

To the extent that in any jurisdiction Customer may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, Customer irrevocably agrees not to claim, and it hereby waives, such immunity.

17.6	Non-Fiduciary Status

Customer hereby acknowledges and agrees that BNY is not a fiduciary by virtue of accepting and carrying out its obligations under this Agreement and has not accepted any fiduciary duties, responsibilities or liabilities with respect to its services hereunder, including with respect to the management, investment advisory or sub-advisory functions of Customer.

17.7	Notices

Other than routine communications in the ordinary course of providing or receiving services hereunder (including Instructions), notices given hereunder will be: (a) addressed to BNY or Customer at the address set forth on the signature page (or such other address as either Party may designate in writing to the other Party) and (b) sent by hand delivery, by certified mail, return receipt requested, or by overnight delivery service, in each case with postage or charges prepaid. All notices given in accordance with this Section will be effective upon receipt.

17.8	Agreement

This Agreement constitutes the sole and entire agreement among the Parties with respect to the matters dealt with herein, and merges, integrates and supersedes all prior and contemporaneous discussions, agreements and understandings between the Parties, whether oral or written, with respect to such matters.

17.9	No Third Party Beneficiaries

This Agreement is entered into solely between, and may be enforced only by, the Parties. Each Party intends that this Agreement will not, and no provision of this Agreement will be interpreted to, benefit, or create any right or cause of action in or on behalf of, any party or entity other than the Parties.

17.10	Counterparts

This Agreement may be executed in any number of counterparts, either manually or by Electronic Signature, each of which will be deemed an original, and said counterparts when taken together will constitute one and the same instrument and may be sufficiently evidenced by one set of counterparts. Executed counterparts may be delivered by facsimile or email.

17.11	Interpretation

The terms and conditions of this Agreement are the result of negotiations between the Parties. The Parties intend that this Agreement will not be construed in favor of or against a Party by reason of the extent to which such Party or its professional advisors participated in the preparation or drafting of this Agreement.

17.12	No Waiver

No failure or delay by a Party to exercise any right, remedy or power it has under this Agreement will impair or be construed as a waiver of such right, remedy or power. A waiver by a Party of any provision or any breach of any provision will not be construed to be a waiver by such Party of such provision in any other instance or any succeeding breach of such provision or a breach of any other provision. All waivers will be in writing and signed by an authorized representative of the waiving Party.

17.14	Headings

All section and subsection headings in this Agreement are included for convenience of reference only and will not be considered in the interpretation of the scope or intent of any provision of this Agreement.

17.15	Severability

If a court of competent jurisdiction determines that any provision of this Agreement is illegal or invalid for any reason, such illegality or invalidity will not affect the validity of the remainder of this Agreement. In such case, the Parties will negotiate in good faith to replace each illegal or invalid provision with a valid, legal and enforceable provision that fulfills as closely as possible the original intent of the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

THE BANK OF NEW YORK MELLON		Each of the entities listed on Appendix I

By Ellington Credit Company Management, LLC and each for the purpose of making the representation set forth below*

By:	/s/ Thomas Cavagnaro	By:	/s/ Laurence Penn

Name:	Thomas Cavagnaro	Name:	Laurence Penn

Title:	Director	Title:	Executive Vice President

Date:	April 1, 2025	Date:	April 1, 2025

Address for Notice:	Address for Notice:
THE BANK OF NEW YORK MELLON 240 Greenwich Street New York, New York 10286 Attn: Legal (Alternative Investment Services)

ELLINGTON MANAGEMENT GROUP, LLC ELLINGTON FINANCIAL MANAGEMENT LLC ELLINGTON GLOBAL ASSET

MANAGEMENT LLC

ELLINGTON CREDIT COMPANY MANAGEMENT LLC

53 Forest Avenue

Old Greenwich CT 06870

Attention: General Counsel

*By signing above, each of Ellington Management Group, LLC, Ellington Financial Management Group LLC, Ellington Global Asset Management LLC and Ellington Credit Company Management LLC severally hereby represents that: (a) it has the authority under the documents establishing each Customer to act on behalf of each Customer, appoint Custodian as custodian pursuant to this agreement and bind each Customer to this Agreement, or (b) the authority to act on behalf of each Customer, appoint Custodian as custodian pursuant to this Agreement and bind each Customer to this Agreement has been properly delegated to Ellington Management Group, LLC, Ellington Financial Management Group LLC, Ellington Global Asset Management LLC and Ellington Credit Company Management LLC as the case may be, by the person or entity with such authority under the documents establishing each Customer.

Pursuant to Section 10.1(a):

☒    as beneficial owner, Customer OBJECTS to disclosure

☐    as beneficial owner, Customer DOES NOT OBJECT to disclosure

☐    Custodian will CONTACT CUSTOMER’S INVESTMENT MANAGER with respect to relevant Securities to make the decision whether it objects to disclosure

IF NO BOX IS CHECKED, BNY WILL RELEASE SUCH INFORMATION UNTIL IT RECEIVES A CONTRARY INSTRUCTION FROM CUSTOMER.

BNY 40 Act Fund Custody (revised 8.25.2022)

APPENDIX I

List of Entities

Customer Name	Type of Entity	Tax Id. No.	Year End	Effective Date of Custody Services
EARN CMO LLC	Limited liability company	45-1018890	12/31	12/27/2012
EARN Mortgage LLC	Limited liability company	45-1018890	12/31	12/27/2012
EARN Securities LLC	Limited liability company	45-1018890	12/31	12/27/2012
EARN Cayman Ltd.	Exempted limited liability company	98-1465445	12/31	12/14/2021
EARN Corporate Holdings Ltd.	Exempted limited liability company	98-1759348	12/31	1/9/2024

SAMPLE AMENDMENT TO APPENDIX 1

Appendix I to the Custody Agreement among each of the entities listed on this Appendix I, and THE BANK OF NEW YORK MELLON effective                      , 20    as amended (the “Agreement”) is hereby amended effective as of                               to read as follows:

Assets of the following entities shall be held pursuant to the Agreement as of the Effective Date of Custody Services.

Customer Name	Type of Entity	Tax Id. No.	Year End	Effective Date of Custody Services

Assets of the following entities shall no longer be held pursuant to the Agreement as of the Effective Date of Termination.

Customer Name	Type of Entity	Tax Id. No.	Year End	Effective Date of Termination

Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms. Capitalized terms not specifically defined herein shall have the same meaning ascribed to them under the Agreement.

Each party represents and warrants to the other party(ies) that it has full authority to enter into this amended Appendix I to the Agreement upon the terms and conditions hereof and that the individual executing this amended Appendix I on its behalf has the requisite authority to bind such party to this amended Appendix I and the Agreement.

Each of the entities listed on this Appendix I By: Ellington Credit Company Management, LLC, for and on behalf of each Customer and for the purpose of making the representation set forth below*		THE BANK OF NEW YORK MELLON

By:	/s/ Laurence Penn	By:	/s/ Thomas Cavagnaro
Name:	Laurence Penn	Name:	Thomas Cavagnaro
Title:	Executive Vice President	Title:	Director
Date:	April 1, 2025	Date:	April 1, 2025

* By signing above, Ellington Credit Company Management, LLC hereby represents that: (a) it has the authority under the documents establishing each Customer to act on behalf of each Customer, appoint Custodian as custodian pursuant to the Agreement and bind each Customer to the Agreement, or (b) the authority to act on behalf of each Customer, appoint Custodian as custodian pursuant to the Agreement and bind each Customer to the Agreement has been properly delegated to Ellington Credit Company Management, LLC by the person or entity with such authority under the documents establishing each Customer.